AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 30, 2001


                                            REGISTRATION STATEMENT NO. 333-72844
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3


                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933


                          ALLIANCE PHARMACEUTICAL CORP.
             (Exact name of registrant as specified in its charter)

         New York                                           14-1644018
 (State or other jurisdiction                             (I.R.S. Employer
of incorporation or organization)                       Identification Number)

                             3040 SCIENCE PARK ROAD
                               SAN DIEGO, CA 92121
                                 (858) 410-5200
               (Address, including zip code, and telephone number,
                  including area code of registrant's principal
                               executive offices)


                                  DUANE J. ROTH
                             CHIEF EXECUTIVE OFFICER
                          Alliance Pharmaceutical Corp.
                             3040 Science Park Road
                               San Diego, CA 92121
                                 (858) 410-5200
     (Name, address, including zip code, and telephone number, of agent for service of process)


                                    COPY TO:


                              Melvin Epstein, Esq.
                          Stroock & Stroock & Lavan LLP
                                 180 Maiden Lane
                               New York, NY 10038


     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this registration statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE

                                             PROPOSED
 TITLE OF EACH CLASS OF                      MAXIMUM
    SECURITIES TO BE      AMOUNT TO BE     OFFERING PRICE     MAXIMUM AGGREGATE          AMOUNT OF
       REGISTERED          REGISTERED       PER UNIT(3)        OFFERING PRICE(3)        REGISTRATION FEE


Common Stock, par          7,278,154 (1)        $3.35           $24,381,815.90             $5,827.30
value  $0.01 per share

Common Stock, par          5,199,195 (1) (2)    $3.35           $17,417,303.25             $4,162.66
value  $0.01 per share

     Total                 Not applicable    Not applicable      Not applicable            $9,989.96 (4)



(1) Pursuant to Rule 416 of the Securities Act of 1933 there are also being registered such indeterminate number of additional shares of common stock as may become issuable pursuant to the purchase agreement entered into in connection with a private placement completed in October 2001 or upon exercise of the warrants referred to in note (2) to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Represents shares of common stock issuable upon exercise of warrants issued in or in connection with the private placement referred to in note (1).

(3) Estimated solely for the purpose of calculating the registration fee; based on the average of the high and low sale prices of the common stock as reported on the Nasdaq National Market on November 29 2001, in accordance with Rule 457(c) under the Securities Act of 1933.

(4) A registration fee of $7,683.75 was paid to the Securities and Exchange Commission on November 6, 2001.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

PROSPECTUS


                          ALLIANCE PHARMACEUTICAL CORP.


                        12,477,349 SHARES OF COMMON STOCK

     This prospectus relates to the sale or other disposition by the selling shareholders named in the table under "Selling Shareholders" below of up to 7,278,152 shares of our common stock, and up to an additional 5,199,195 shares of our common stock issuable upon exercise of warrants held by the selling shareholders.

     We will not receive any proceeds from the sale of the shares of our common stock. We will receive proceeds from the exercise of the warrants, which will be used for our general corporate purposes.

     Our common stock is listed on the Nasdaq National Market under the symbol ALLP. On November 29, 2001, the closing price of the common stock as quoted on Nasdaq was $3.32 per share.

     WE URGE YOU TO READ THE "RISK FACTORS" SECTION BEGINNING ON PAGE 2 OF THIS PROSPECTUS FOR A SPECIFIC DESCRIPTION OF RISKS ASSOCIATED WITH PURCHASING OUR COMMON STOCK THAT YOU SHOULD CONSIDER BEFORE MAKING YOUR INVESTMENT DECISION.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The date of this prospectus is December __, 2001.

                                TABLE OF CONTENTS

                                                                        PAGE

COMPANY SUMMARY...........................................................1

RISK FACTORS..............................................................2

FORWARD-LOOKING STATEMENTS................................................8

WHERE YOU CAN FIND MORE INFORMATION......................................10

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..........................10

USE OF PROCEEDS..........................................................11

SELLING SHAREHOLDERS.....................................................11

PLAN OF DISTRIBUTION.....................................................15

LEGAL MATTERS............................................................16

EXPERTS..................................................................17

                                 COMPANY SUMMARY

ALLIANCE PHARMACEUTICAL CORP.

     Alliance Pharmaceutical Corp. is a pharmaceutical research and development company with two products in late-stage clinical development. Each product is designed to address a different medical need. These products have been tested in laboratory studies, animal studies and several human clinical studies. The products are based on our expertise with perfluorochemicals and other technologies. Perfluorochemicals are man-made chemicals that can dissolve and carry oxygen throughout the body, including the lungs. Perfluorochemicals have also been shown to be useful in enhancing ultrasound images.

     OXYGENT is a "blood substitute" that uses perfluorochemicals as raw materials, instead of human or animal blood. It is being developed to reduce or eliminate the need for human blood transfusions during elective surgeries where substantial blood loss is common. In September 2000 we announced that an initial analysis of data from a Phase 3 clinical trial in Europe indicated that OXYGENT reduced the need for donor blood in the target population. In January 2001, we voluntarily suspended enrollment in an on-going Phase 3 cardiac surgery study in the U.S. due to an imbalance in certain adverse events, primarily the incidence of stroke. While the frequency of these adverse events in the OXYGENT treatment group was in agreement with published data for patients undergoing cardiac bypass surgery, the control group frequency was remarkably low, causing a disparity in the proportion between the treatment and control patients. Subsequent to June 30, 2001, we met with the FDA regarding the continuing clinical development of OXYGENT and presented a data analysis that explained reasons for the imbalance. A final report with additional analyses, including support for the design of a new study, will be submitted to the FDA later this year. Following this submission, we anticipate providing the FDA and international regulatory authorities with an expanded clinical development plan that includes a new Phase 3 study with general surgery patients. Phase 3 trials are typically the final human studies required prior to requesting marketing approval from a U.S. or foreign regulatory agency.

     IMAVIST (formerly named IMAGENT) is a perfluorochemical-based agent intended to be used with ultrasound, a noninvasive technique that uses sound waves to produce images of parts of the body. IMAVIST is being developed to enhance images of the flow of blood through blood vessels, the heart, and other organs. In August 2000 the FDA completed its review of our new drug application for IMAVIST and found it to be approvable upon satisfactory response to issues identified in the review process. In August 2001, Alliance submitted a response to the issues noted to the FDA, and we believe that the submission fully addresses the issues.

     In addition, we have other products in early development.

     Because these products are all in development and require regulatory approval, we do not know whether or when they will be commercially available.

     We have never had more than DE MINIMIS commercial sales. Our current sources of revenue are derived from our product development efforts. They include licensing fees and payments to fund research and development. For our fiscal year ended June 30, 2001, we had license and research revenues of $1.9 million and a net loss of $60.7 million. For the three months ended September 30, 2001, we had license and research revenues of $5.0 million and a net loss of $6.97 million. At September 30, 2001, we had an accumulated deficit of $440.7 million.


                                  RISK FACTORS

     Investing in our stock involves a high degree of risk. You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing our stock. Any of the following risks could materially adversely affect our business, operating results and financial condition and could result in a complete loss of your investment.

WE HAVE A HISTORY OF OPERATING LOSSES AND LIMITED PRODUCT REVENUES AND WE MAY NEVER BECOME PROFITABLE.

     We have had net operating losses since our inception and we expect such losses to continue until we receive revenues from product sales. As of June 30, 2001, we had an accumulated deficit of $433.9 million. For the years ended June 30, 1999, 2000 and 2001 we incurred net losses of $62.5 million, $46.5 million and $60.7 million, respectively. Our net loss for the three months ended September 30, 2001 was $6.9 million, compared to a net loss of $13.8 million for the three months ended September 30, 2000. Substantially all of our revenues to date have come from sources other than product sales, such as licensing fees, milestone payments and payments to fund research and development activities under joint development and license agreements.

WE MAY NOT BE ABLE TO OBTAIN THE ADDITIONAL FINANCING WE WILL NEED TO COMPLETE DEVELOPMENT AND TO INTRODUCE PRODUCTS TO THE MARKET.

     The costs of conducting clinical trials are high. We believe that proceeds from a recently completed private placement, expected milestone payments from Baxter Healthcare Corporation, anticipated revenues from IMAVIST and our existing capital resources will satisfy our capital requirements through at least fiscal 2002. However, we will need additional financing for our business. Our future capital requirements will depend on many factors, including:

     (a)  the timing and extent of our late-stage clinical trials for OXYGENT;

     (b) continued scientific progress in our research and development programs such as preclinical testing of product candidates that we investigate from time to time;

     (c) the time and cost involved in obtaining regulatory approvals for our products.

     (d) changes in existing collaborative relationships with Baxter Healthcare Corporation, Schering AG, and Inhale Therapeutics Systems, Inc.;

     (e)  patent costs;

     (f)  competing technological and market developments; and

     (g)  the cost of manufacturing scale-up.

Accordingly, we cannot estimate the amount of additional financing that we will require, but we know that it will be substantial.

FAILURE TO LICENSE OUR PRODUCTS COULD SERIOUSLY HINDER OUR ABILITY TO FURTHER DEVELOP OUR PRODUCTS AND MARKET THEM SUCCESSFULLY.

     If we do not negotiate acceptable collaborative arrangements for our principal products, we will lack the funds to develop them further. We do not have internal marketing and sales capabilities and we will need to rely on collaborative partners to market and sell any products that we may successfully develop. Even if we find collaborative partners, we may not be able to completely control the amount and timing of resources our collaborative partners will devote to these activities. If we cannot find collaborative relationships or other sources of financing, we may not be able to continue some of our development programs and would be forced to sell assets, including technology, to raise capital.

OUR ABILITY TO FURTHER DEVELOP OXYGENT AND BRING IT TO MARKET DEPENDS ON THE SUCCESS OF OUR MAY 2000 COLLABORATIVE ARRANGEMENT WITH BAXTER HEALTHCARE CORPORATION.

     In May 2000, in order to provide for the further development and marketing of OXYGENT, we and Baxter formed and invested $5 million each in a limited liability company owned 50% by Baxter and 50% by us. We and Baxter also entered into a series of related agreements. Baxter purchased $20 million of our convertible preferred stock and the limited liability company paid us a $10 million prepaid royalty in May 2000. Baxter purchased an additional $4 million of our convertible preferred stock and $3 million of certain OXYGENT related equipment in May 2001, and purchased another $4 million of our convertible preferred stock in August 2001. Baxter has agreed to purchase up to an additional $19 million of our convertible preferred stock if certain milestones are reached during the development of the new Phase 3 trial protocol and the conduct of the study. We need the proceeds of these purchases to complete clinical trials and to obtain regulatory approval. Baxter will sell and distribute OXYGENT in the United States, Canada and Europe, and may terminate the arrangement and any future funding on three to nine months notice.

A TERMINATION OF OUR LICENSE AGREEMENT WITH SCHERING AG COULD IMPEDE OUR RESEARCH, DEVELOPMENT AND MARKETING OF IMAVIST AND REDUCE OUR REVENUE POTENTIAL.

     We depend on Schering AG for development and regulatory approvals outside the United States and for worldwide marketing of IMAVIST. As of December 30, 1998, we and Schering AG modified the license agreement. The modified agreement reduced ongoing development reimbursement, added new milestone payments and restructured the methods for calculating royalties. Schering AG may terminate the license agreement on one month advance notice.

WE CANNOT MANUFACTURE OR MARKET OUR PRODUCTS WITHOUT THE NECESSARY APPROVALS BY THE FDA OR BY OTHER APPLICABLE REGULATORY AUTHORITIES.

     All facilities and manufacturing techniques used in the manufacture of products for clinical use or for sale in the United States must be operated in conformity with current good manufacturing practices guidelines as established by the FDA. We do not know whether the FDA will determine that our facilities comply with good manufacturing practices. A delay in FDA approval of our manufacturing facilities would delay the marketing of our products. For example, a finding that we had materially violated good manufacturing practices requirements could result in additional regulatory sanctions and, in severe cases, could result in mandated closing of our facilities. Overall, the process of obtaining regulatory clearances or approvals is costly and time-consuming.

     While we believe that we can produce materials for clinical trials and the initial market launch for OXYGENT and IMAVIST at our existing San Diego facilities, we will not be able to commercialize our products until we have acceptable clinical trial results and regulatory approval from the FDA and foreign regulatory authorities. The FDA and other regulatory authorities require that the safety and efficacy of a drug be supported by results from adequate and well-controlled clinical trials before approval for commercial sale. If the results of the clinical trials of our products do not demonstrate that they are safe and effective, we will not be able to submit to the FDA a new drug application or other relevant applications for pre-market approval. Further, the results of preclinical testing and initial clinical trials do not necessarily predict how safe and effective a product will be when it is evaluated in large-scale Phase 3 clinical trials. It is possible that unacceptable side effects may be discovered at any time. A number of companies have suffered significant setbacks in advanced clinical trials, despite promising results in earlier trials.

     Even if we believe the clinical trials demonstrate the safety and efficacy of a product, the FDA and foreign regulatory authorities may not accept our assessment of the results. The FDA and foreign regulatory authorities may require us to conduct additional clinical trials beyond those we currently planned in order to demonstrate the safety and efficacy of our products.

DELAYS IN THE COMPLETION OF OUR CLINICAL TRIALS COULD INCREASE OUR COSTS.

     We cannot predict how long our preclinical and clinical trials will take or whether they will be successful. The rate of completion of the clinical trials for our products depends on many factors, including obtaining adequate clinical supplies and the rate of patient recruitment. Patient recruitment is a function of many factors, including the size of the patient population, the proximity of patients to clinical sites, and the eligibility criteria for patients who may enroll in the trial. We may experience increased costs, program delays, or both, if there are delays in patient enrollment in the clinical trials.

IF WE CANNOT PROTECT OUR PATENTS AND PROPRIETARY TECHNOLOGY, WE MAY BE UNABLE TO MANUFACTURE AND MARKET OUR PRODUCTS SUCCESSFULLY.

     We believe that our success will depend largely on our ability to obtain and maintain patent protection for our own inventions, to license the use of patents owned by third parties when necessary, to protect trade secrets and to conduct our business without infringing the proprietary rights of others. We obtained patents covering intermediate, and high-concentration PFC emulsions, patents related to liquid ventilation, and patents covering stabilized microbubble compositions, as well as other patents. We filed, and when appropriate will file, other patent applications with respect to our products and processes in the United States and in foreign countries. We do not know, however, whether we will develop any additional products and processes that will be patentable or that any additional patents will be issued to us. We do not know whether:

     (a)  any patent applications will result in the issuance of patents,

     (b) issued patents will provide significant proprietary protection or commercial advantage, or

     (c)  issued patents will not be circumvented by others.

The patent positions of pharmaceutical medical products and biotechnology firms can be uncertain and involve complex legal and factual questions. It is possible that a party may successfully challenge any of our patents or any of the patents licensed to us. If that were to happen, we would lose the right to prevent others from using the technology. It is also possible that we may unintentionally infringe on patents of third parties. We may have to alter our products or manufacturing processes to take into account the patents of third parties and this may cause delays in product development. Further, we may not be able to alter our products or manufacturing processes to avoid conflicts with third-party patents. As a result, we may have to terminate the development or commercialization of a product or pay royalties to the holders of the patents.

     We may be forced to litigate to enforce any patents we own and/or to determine the scope and validity of others' proprietary rights. Patent litigation can be very expensive and the result is uncertain.

     We also attempt to protect our proprietary products and processes by relying on trade secret laws and non-disclosure and confidentiality agreements. We enter into these agreements with our employees and certain other persons who have access to our products or processes.

     Other parties may independently develop products or processes similar to our proprietary products and processes. They may also obtain access to such products or processes. If others develop or obtain products or processes similar to ours, our competitive position would be damaged. In particular, Sonus Pharmaceuticals, Inc., Dupont Pharmaceuticals, Nycomed Amersham Imaging and Bracco Diagnostics, Inc. have issued patents and other patent applications in process for ultrasound contrast imaging patents. Many of these patents overlap each other. It will take several years to clarify which patents are valid and enforceable. Although we believe we have the right to manufacture, use and sell IMAVIST once it is approved, it is possible that we may need to license rights under patents owned by others. We may not be able to obtain the license rights we need. Other companies may find that their current or future activities violate our patents. We believe certain companies have obtained patents to which they are not entitled under U.S. law, and we have requested patent interference proceedings in the U.S. Patent Office to resolve those issues.

WE COULD INCUR SIGNIFICANT DELAYS IN MARKETING OUR PRODUCTS IF WE ARE UNABLE TO OBTAIN THE NECESSARY RAW MATERIALS FROM OUR EXISTING SOURCES.

     We need sufficient supplies of raw materials to develop and market our products successfully. The raw materials in products that are approved by the FDA cannot be changed without equivalency testing of the new material by us and approval by the FDA. Some of the raw materials for our products are expected to be qualified from only one supplier. At times, one or more of these qualified materials may not be available or may be available only in limited quantities. We are currently negotiating with suppliers to secure long-term supply contracts for the raw materials utilized in OXYGENT and IMAVIST; however, we do not know whether we will be able to obtain commitments for a long-term supply of these raw materials on acceptable terms. If we have to qualify another supplier of a raw material for any of our products, we could be delayed from further development or marketing of the product by up to one year or more and might incur substantial additional expense, depending on the number of potential suppliers, the type of qualifying tests, and the cost of materials from other sources.

UNFORESEEN TECHNOLOGICAL AND SCIENTIFIC PROBLEMS OR THIRD-PARTY DEVELOPMENT MAY DELAY OR PREVENT MARKETING OF OUR PRODUCTS.

     We or our collaborative partners may encounter unforeseen technological or scientific problems, including adverse side effects. Unforeseen technological or scientific problems may force us to abandon or substantially change the plan of development of a specific product or process. A technological change or product development by others may make our products or processes obsolete or may allow another company to develop and manufacture much less expensive competitive products. These problems could adversely effect our future business prospects and operations.

THE LACK OR INADEQUACY OF THIRD-PARTY REIMBURSEMENT FOR OUR PRODUCTS WOULD MAKE IT MORE DIFFICULT TO MARKET ANY PRODUCTS WE DEVELOP.

     Our ability to commercialize our products successfully depends in part on the extent to which the cost of the products and related treatment will be reimbursed by government authorities, private health insurers and other organizations, such as HMOs. Third-party payors are increasingly challenging the prices charged for medical products and services. The purchase of healthcare services and products could be significantly affected by:

     (a)  the trend toward managed healthcare in the United States,

     (b)  the growth of healthcare organizations such as HMOs, and

     (c) legislative proposals to reform healthcare and government insurance programs.

These factors could result in lower prices and reduced demand for our products. Healthcare providers are instituting cost containment measures. Any cost containment measures as well as any healthcare reform could reduce or eliminate any profit to us on sales of our products. We also cannot assure you that full or partial reimbursement in the United States or foreign countries will be available for any of our products. If reimbursements are not available or sufficient, we may not be able to sell our products. We cannot forecast what additional legislation or regulation relating to the healthcare industry or third-party coverage and reimbursement may be enacted in the future, or what effect the legislation or regulation would have on our business.

MANY OF OUR EXISTING OR POTENTIAL COMPETITORS HAVE SUBSTANTIALLY GREATER RESOURCES AND MAY BE BETTER EQUIPPED TO DEVELOP, MANUFACTURE AND MARKET PRODUCTS SIMILAR TO OURS.

     We may be unable to compete successfully in developing and marketing our products. Many pharmaceutical companies, biotechnology companies, public and private universities, and research organizations are actively engaged in the research and development of products that compete with our products. Some of these companies, particularly the large worldwide pharmaceutical companies, have more resources than we and may develop and introduce products and processes competitive with or superior to ours. Other companies that we know are developing blood substitute products are Biopure Corporation, Northfield Laboratories Inc., and Hemosol, Inc. There are two primary approaches for oxygen delivery used in blood substitute products: perfluorochemical emulsions, the approach used in OXYGENT, and hemoglobin solutions. Hemoglobin development efforts include chemically modified, stroma-free hemoglobin from human or bovine red blood cells, and the use of genetic engineering to produce recombinant hemoglobin. There are several companies working on hemoglobin solutions as a temporary oxygen carrier blood substitute. One of these companies, Hemosol, Inc., has filed for regulatory approval in the U.K. and Canada, and Northfield Laboratories Inc., another company working on hemoglobin solutions, has recently filed for approval in the U.S. based on data from a Phase 2 trauma study. A third company developing hemoglobin solutions, Biopure Corporation, has an approval for its product in South Africa and has recently completed a Phase 3 study in orthopedic surgery, which it plans to use as the basis for a filing for approval in the U.S. before the end of 2001. While we believe that OXYGENT and the perfluorochemical approach may have several advantages compared to the hemoglobin-based oxygen carriers, including the potential availability of raw materials in commercial-scale quantities, as well as the relatively low cost and ease of production for OXYGENT, there can be no assurance that hemoglobin-based oxygen carriers will not prove to be more successful. In addition, we are aware of two other early-stage companies developing perfluorochemical-based temporary oxygen carriers, neither of which has progressed to clinical trials.

     With respect to ultrasound contrast agents, other companies that we know are developing ultrasound contrast agents that may compete with IMAVIST are Bristol Myers Squibb Pharma Company, Amersham Health plc and Bracco Diagnostics, Inc.

     In addition, our products and technologies may become uncompetitive or obsolete upon the development of other technologies or products that have an entirely different approach or means of accomplishing the same purposes.

OUR PRODUCTS AND THE PROCESSES WE USE COULD EXPOSE ALLIANCE TO SUBSTANTIAL PRODUCT LIABILITY.

     Claims by users of our products or of products manufactured by processes we developed, or by manufacturers or others selling our products, either directly or as a component of other products could expose us to substantial product liability. Our product liability insurance coverage may be inadequate to cover the amount of any liability.

WE MAY ISSUE ADDITIONAL PREFERRED STOCK, THE TERMS OF WHICH COULD ADVERSELY AFFECT THE PRICE OF OUR COMMON STOCK.

     Our board of directors is authorized to issue up to an additional 4,300,000 shares of preferred stock. In addition, our board of directors may determine the rights, preferences, privileges and restrictions of any shares of preferred stock without any further vote or action by the shareholders. The possible issuance of preferred stock could delay, defer or prevent a change in control of Alliance. The conversion and other features of any series of preferred stock may also limit the price that investors might be willing to pay in the future for shares of our common stock.

THE SUBSTANTIAL NUMBER OF OUR SHARES THAT ARE ELIGIBLE FOR FUTURE SALE COULD LIMIT OUR ABILITY TO FIND NEW EQUITY INVESTORS.

     As of November 29, 2001, 7,969,659 shares of our common stock, 32% of the total number of shares outstanding on a fully diluted basis, were issuable upon the exercise of outstanding options and warrants. Over a period of approximately three years, we may issue an indeterminate number of additional shares of our common stock to the former shareholders of MDV Technologies, Inc., a company we acquired in 1996.

     The purchase agreement pursuant to which the selling shareholders acquired shares of our common stock offered by this prospectus has an adjustment provision in the event of a subsequent offering by us at a lower per share price.

     Additionally, holders of $11.4 million in principal amount of our four-year 5% subordinated convertible debentures have an option at any time to purchase, and we have certain rights to require such holders to purchase, an additional $17.5 million principal amount of four-year 5% subordinated convertible debentures. Of these additional four-year debentures, $7.5 million principal amount would be convertible into our common stock at $12.06 per share and the remaining $10 million principal amount would be convertible at $16.00 per share. Holders of $7 million in principal amount of our five-year 6% subordinated convertible debentures have an option at any time to purchase, and we have certain rights to require such holders to purchase, an additional $9.9 million principal amount of five-year 5% subordinated convertible debentures. All of these additional five-year debentures would be convertible into our common stock at $110.85 per share. The existence of such warrants, options and convertible securities, as well as certain registration rights, may adversely affect the terms on which we may obtain additional equity financing and the aftermarket trading of our stock. The holders of the outstanding warrants, options and convertible securities are likely to exercise or convert them at a time when we would otherwise be able to obtain capital on terms more favorable than those provided by the exercise or conversion prices thereof.


                           FORWARD-LOOKING STATEMENTS

     This prospectus may contain forward-looking statements regarding our plans, expectations, estimates and beliefs. Our actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are identified by words such as "believe," "anticipate," "expect," "intend," "plan," "will," "may," and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements in this document include, but are not necessarily limited to, those relating to:

     (a)  our ability to raise additional capital when needed,

     (b) obtaining, or our ability to obtain, approval by the FDA and other regulatory authorities for certain products,

     (c) our ability or capacity to manufacture, market and distribute our products,

     (d)  uncertainty of market acceptance of our products,

     (e)  our ability to obtain patents for our products and technologies,

     (f) relationships with and abilities of important suppliers and business partners, and

     (g) the development of new products and enhanced versions of existing products.

Factors that cause actual results or conditions to differ from those anticipated by these and other forward-looking statements include those more fully described in the risk factors section and elsewhere in this prospectus. We are not obligated to update or revise these forward-looking statements to reflect new events or circumstances.

                       WHERE YOU CAN FIND MORE INFORMATION

     We filed with the SEC a registration statement on Form S-3 under the Securities Act, with respect to the shares offered by this prospectus. This prospectus does not contain all the information set forth in the registration statement and its exhibits. Certain portions of the registration statement have been omitted as permitted by the rules and regulations of the SEC. Copies of the registration statement in full are available from the SEC upon payment of a fee. We refer you to the registration statement and the exhibits filed therewith for further information. Statements contained in this prospectus or the registration statement relating to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete, and in each instance are qualified in all respects by the full text of such contract or document.

     You should rely only on the information or representations provided in this prospectus or incorporated by reference. We have not authorized anyone else to provide you with different information. The selling shareholders have agreed not to make an offer of the shares of our common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover page.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any documents we file at the SEC's public reference room in Washington, D.C. at 450 Fifth Street, N.W., Washington, D.C. 20549, or in the public reference rooms located in New York, New York and Chicago, Illinois. Please call the SEC at (1-800) SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's website at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information we later file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act:

     (a)  Annual Report on Form 10-K for the fiscal year ended June 30, 2001;

     (b) Quarterly report on Form 10-Q for the quarter ended September 15, 2001;

     (c)  Current Reports on Form 8-K dated August 8, 2001;

     (d)  Current Reports on Form 8-K dated August 31, 2001;

     (e)  Current Reports on Form 8-K dated October 18, 2001;

     (f)  Current Report on Form 8-K dated November 6, 2001; and

     (g)  Registration Statement on Form 8-K, dated October 25, 1984.

     We will provide without charge to any person to whom this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents which have been incorporated by reference in this prospectus. Requests for copies should be directed to Timothy T. Hart, Secretary, Alliance Pharmaceutical Corp., 3040 Science Park Road, San Diego, California 92121, telephone (858) 410-5200.


                                 USE OF PROCEEDS

     The proceeds from the sale of the common stock covered by this prospectus, including the common stock issued upon exercise of the warrants, will belong to the selling shareholders. We will receive proceeds from the exercise of the warrants. If all the warrants are currently exercised for cash, we would receive gross proceeds of $21,108,731.70. However, the exercise price of the warrants is subject to certain adjustments based on the price of our common stock and the amount of proceeds we receive as a result of the warrants being exercised may vary. We will use the net proceeds for general corporate purposes.


                              SELLING SHAREHOLDERS

OCTOBER 2001 PRIVATE PLACEMENT AND DEBENTURE EXCHANGE

     In connection with the sale to certain of the selling shareholders of 4,467,503 shares of our common stock and warrants to purchase 5,199,195 shares of our common stock in a private placement in October 2001, we agreed to file a registration statement covering the resale of the common stock issued to them and the common stock issuable upon exercise of the warrants.

     The registration statement also covers 2,810,651 shares of our common stock acquired by the remaining selling shareholders. These shares were issued in exchange for $9.5 million principal amount of our debentures that were held by them. The exchanged debentures were cancelled by us.

     The following table sets forth the aggregate number of shares of common stock held by the selling shareholders and offered by the selling shareholders hereunder, including the number of shares of common stock issuable upon exercise of the warrants, and the percentage of all shares of our common stock held by them after giving effect to the offering. We do not know whether selling shareholders will sell any or all of the shares offered hereby.


                                                              NUMBER OF
                                                              SHARES OF
                             NUMBER OF SHARES                COMMON STOCK           NUMBER OF SHARES OF
                             OF COMMON STOCK                 TO BE OFFERED             COMMON STOCK
SELLING                     BENEFICIALLY OWNED                  BY THIS           BENEFICIALLY OWNED AFTER
SHAREHOLDERS                 BEFORE OFFERING                  PROSPECTUS(1)               OFFERING

                              NUMBER(2)     PERCENTAGE(3)                            NUMBER(2)     PERCENTAGE(3)

Special Situations Fund        1,308,625         5.8%            1,308,625               0                0%
III, L.P. (4)

Special Situations               581,543         2.6%              581,543               0                0%
Private Equity Fund,
L.P. (4)

Special Situations               436,208         1.9%              436,208               0                0%
Cayman Fund, L.P. (4)

Zeke, L.P.                       145,394           *               145,394               0                0%

J. Steven Emerson IRA            183,195           *               183,195               0                0%
II, Bear Stearns
Securities Corp.
Custodian

GEN, LLC                         145,393           *               145,393               0                0%

Omicron Partners, LP             232,629         1.0%              232,629               0                0%

Endpoint Late                  1,163,145         5.2%            1,163,145               0                0%
Stage-Fund, L.P.

Quantico Partners, L.P.          290,786         1.3%              290,786               0                0%

Gryphon Partners, L.P.           290,786         1.3%              290,786               0                0%

Castle Creek Healthcare          512,680         2.3%              290,786         221,894(5)           1.0%
Partners, LLC

CC LifeScience, Ltd.             219,359         1.0%              145,394          73,965(6)             *

Smithfield Fiduciary LLC         581,572         2.6%              581,572               0                0%

SDS Merchant Fund, LP            792,731         3.5%              348,944         443,787(7)           2.0%

DMG Legacy Fund LLC               30,166          *                 30,166               0                0%

DMG Legacy Institutional         254,804         1.1%              254,804               0                0%
Fund LLC

DMG Legacy International         122,130          *                122,130               0                0%
Ltd.

Technology Gateway               290,786         1.3%              290,786               0                0%
Partnership, L.P.

Lehman Brothers                  166,719          *                166,319          50,400                 *
Custodian, FBO David B.
Musket SEP IRA

Roth Capital Partners,         1,283,507         5.7%            1,155,652        127,855(8)               *
LLC

Sabbatical Ventures, LLC         116,315          *                116,315              0                 0%

Pierre Janin                      58,157          *                 58,157              0                 0%

Stephen M. McGrath               119,461          *                 58,157         61,304(9)               *

Duane J. Roth                    255,616         1.1%               58,157        197,459(10)              *

Mark Capital LLC                  58,157          *                 58,157              0                 0%

Fred W. Hagemann                  58,157          *                 58,157              0                 0%

Riverview Group, LLC             290,786         1.3%              290,786              0                 0%

Seneca Capital L.P.              208,784          *                208,784              0                 0%

Seneca Capital                   430,945         1.9%              430,945              0                 0%
International, Ltd.

Otato Limited                    174,471          *                174,471              0                 0%
Partnership

Gordon J. Roth                    20,355          *                 20,355              0                 0%

Michael Sorrell                   20,000          *                 20,000              0                 0%

Jan A. Dekker                    739,645         3.3%              739,645              0                 0%

Maatschap Petrus               2,086,550         9.3%            2,071,006         15,544(11)             *

------------------
*  Indicates ownership of less than 1% of outstanding shares


(1) This registration statement shall also cover any additional shares of common stock which become issuable in connection with the shares registered for sale hereby as a result of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2)  Includes the shares of common stock underlying the warrants.

(3) Based on 22,385,964 of our common stock outstanding, which number includes 17,186,769 shares of common stock outstanding as of November 30, 2001 and assumes the sale of all the shares of common stock registered under this prospectus to persons who are not affiliates of the selling shareholders.

(4) MGP Advisors Limited is the general partner of Special Situations Fund III, L.P. AWM Investment Company, Inc. is the general partner of MGP and the general partner of and investment adviser to the Special Situations Cayman Fund, L.P. MG Advisers, L.L.C. is the general partner of and investment adviser to the Special Situations Private Equity Fund, L.P. Austin W. Marxe and David M. Greenhouse are the principal owners of MGP, AWM and MG and are principally responsible for the selection, acquisition and disposition of the portfolio securities by each investment adviser on behalf of its fund.

(5) Represents common stock underlying four-year, 5% subordinated convertible debentures, dated August 22, 2000, and October 30, 2001, convertible at $3.38 per share.

(6) Represents common stock underlying a four-year, 5% subordinated convertible debenture, dated October 30, 2001, convertible at $3.38 per share.

(7) Represents common stock underlying four-year, 5% subordinated convertible debentures, dated August 22, 2000, and October 30, 2001, convertible at $3.38 per share.

(8) Represents shares underlying a warrant, dated June 10, 1999, exercisable at $18.375 per share.

(9) Consists of (i) 33,537 shares owned by Mr. McGrath, (ii) 6,667 shares underlying a warrant, dated May 20, 1999, exercisable at $12.25 per share, and
(iii) 21,100 shares subject to options granted by us under our 1991 Stock Option Plan.

(10) Consists of (i) 57,156 shares owned by Mr. D. Roth, (ii) 139,780 shares subject to options granted by us under our 1991 Stock Option Plan, and (iii) 523 shares owned by Mr. Roth's spouse.

(11) Represents shares underlying a warrant, dated February 11, 2000, exercisable at $48.25 per share.


                              PLAN OF DISTRIBUTION

     We are registering the shares to permit the selling shareholders and their pledgees, donees, transferees and other successors-in-interest that receive their shares from a selling shareholder as a gift, partnership distribution or other non-sale related transfer after the date of this propsectus to sell, transfer or otherwise dispose of the shares or interests therein from time to time when they deem appropriate. The selling shareholders will act independently of us in making decisions regarding the timing, manner and size of each disposition. These transactions may be made on the Nasdaq National Market or in the over-the-counter market, in negotiated transactions or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or at negotiated prices. The selling shareholders may effect such transactions by disposing of the shares or interests therein to or through broker-dealers. The selling shareholders have advised us that the shares or interests therein may be disposed of pursuant to one or more of, or a combination of, the following:

     o pursuant to the provisions of a "written plan for trading securities" within the meaning of Rule 10b5-1 under the Exchange Act;

     o a block trade in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus;

     o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

     o    in privately negotiated transactions.

     In effecting dispositions, broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in the transactions.

     The selling shareholders may enter into hedging transactions with broker-dealers or others that may involve or result in the disposition of the shares or interests therein, including pursuant to short-sales or the granting or purchasing of options or other rights to purchase or sell shares. In these transactions, broker-dealers or others may engage in short sales of the shares and other transactions involving the shares in the course of hedging the positions they assume with the selling shareholders. The selling shareholders may deliver the shares or interests therein in connection with the opening, maintenance or closing of these transactions. The selling shareholders may enter into option or other transactions which require the delivery of the shares or interests therein. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The selling shareholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares pursuant to this prospectus.

     Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling shareholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the specific transaction. Broker-dealers or agents and any other participating broker-dealers or the selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act in connection with certain dispositions of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because the selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with any proposed disposition of shares or interests therein by the selling shareholders.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of one business day prior to the commencement of such distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling shareholders. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

     We will bear all costs, expenses and fees in connection with the registration of the shares. The selling shareholders will bear all commissions and discounts, if any, attributable to the sales of the shares. The selling shareholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.


                                  LEGAL MATTERS

     Stroock & Stroock & Lavan LLP has passed upon certain legal matters regarding the common stock for us.


                                     EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our annual report on Form 10-K for the year ended June 30, 2001, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern as described in Note 1 to the consolidated financial statements), which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.2 OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses in connection with the offering, all of which will be borne by the Registrant, are as follows:

      SEC Registration Fee..........................                $9,989.96

      Blue Sky Fees and Expenses....................                     0.00

      Legal Fees and Expenses.......................                  $15,000

      Accounting Fees and Expenses..................                   $5,000

      Miscellaneous.................................                     0.00

      Total.........................................               $29,989.96


ITEM 15..  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Reference is made to Article VI of the By-Laws of the Company (filed as Exhibit 3(b) to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1989) and to Sections 721-727 of the New York Business Corporation Law, which, among other things and subject to certain conditions, authorize us to indemnify each of our officers and directors against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such officers or directors.

ITEM 16..  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

4.1   Restated Certificate of Incorporation (1)
4.2   Certificate of Amendment of Certificate of Incorporation (2)
4.3   Amended and Restated Bylaws (3)
4.4   Form of Common Stock Certificate (4)
4.5   Form of Purchase Agreement (5)
4.6   Form of Registration Rights Agreement (6)
4.7   Form of Warrant (7)
5.1   Opinion of Stroock & Stroock & Lavan LLP, counsel for Alliance*
23.1  Consent of Stroock & Stroock & Lavan LLP (included in Exhibit 5.1 hereof)*
23.2  Consent of Ernst & Young LLP, Independent Auditors*
24.1  Power of Attorney (included in the signature page)*

--------------------
*    Filed herewith.

(1) Incorporated by reference to Exhibit 3 of the Registrant's Quarterly Report on Form 10-Q for the period ending March 31, 2001, dated May 15, 2001 (File No. 000-12950).

(2) Incorporated by reference to Exhibit 99.2 of the Registrant's Current Report on Form 8-K dated October 18, 2001 (File No. 000-12950).

(3) Incorporated by reference to Exhibit 3(b) of the Registrant's Annual Report on Form 10-K for the year ended June 30, 1989, dated September 28, 1989 (File No. 000-12950).

(4) Incorporated by reference to Exhibit 4 of the Registrant's Form S-2, dated April 19, 1989 (File No. 033-28259).

(5) Incorporated by reference to Exhibit 99.2 of the Registrant's Current Report on Form 8-K dated November 6, 2001 (File No. 000-12950).

(6) Incorporated by reference to Exhibit 99.3 of the Registrant's Current Report on Form 8-K dated November 6, 2001 (File No. 000-12950).

(7) Incorporated by reference to Exhibit 99.4 of the Registrant's Current Report on Form 8-K dated November 6, 2001 (File No. 000-12950).

ITEM 17.   UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (d) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

               (i) To include any prospectus required by Section 10(c)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

PROVIDED, HOWEVER, that paragraphs (d)(1)(i) and (d)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on November 30, 2001.


                                        ALLIANCE PHARMACEUTICAL CORP.

                                        (Registrant)

Date: November 30, 2001                 By: /s/ Theodore D. Roth
                                           ----------------------------------
                                           Theodore D. Roth
                                           President and Chief Operating Officer

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Duane J. Roth and Theodore D. Roth, or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, agent, or their substitutes may lawfully do or cause to be done by virtue hereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


SIGNATURE                            TITLE                                              DATE

/s/ Duane J. Roth                    Chairman and Chief Executive Officer               November 30, 2001
------------------------
Duane J. Roth

/s/ Theodore D. Roth                 Director, President and Chief Operating Officer    November 30, 2001
------------------------
Theodore D. Roth

/s/ Tim T. Hart                      Chief Financial Officer, Treasurer and Chief       November 30, 2001
------------------------             Accounting Officer
Tim T. Hart

/s/ Pedro Cuatrecasas                Director                                           November 30, 2001
------------------------
Pedro Cuatrecasas, M.D.

/s/ Fred M. Hershenson               Director                                           November 30, 2001
------------------------
Fred M. Hershenson, Ph.D

/s/ Carroll O. Johnson               Director                                           November 30, 2001
-------------------------
Carroll O. Johnson

/s/ Stephen M. McGrath               Director                                           November 30, 2001
-------------------------
Stephen M. McGrath

/s/ Helen M. Ranney                  Director                                           November 30, 2001
-------------------------
Helen M. Ranney, M.D.

/s/Thomas F. Zuck                    Director                                           November 30, 2001
-------------------------
Thomas F. Zuck, M.D.

/s/Donald E. O'Neill                 Director                                           November 30, 2001
-------------------------
Donald E. O'Neill

/s/ Jean G. Riess                    Director                                           November 30, 2001
-------------------------
Jean G. Riess, Ph.D.
